UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

March 5, 2014

Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Dunnigan Drive

Suffern, New York 10901

(Address of principal executive offices, including zip code)

(845) 369-4500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2014 (the “Effective Date”), Ascena Retail Group, Inc. (the “Company”) entered into a new employment agreement with David Jaffe, its President and Chief Executive Officer (the “Employment Agreement”). The Employment Agreement supersedes the employment agreement between the Company and Mr. Jaffe dated as of May 2, 2002, as amended (the “Prior Agreement”), which was due to expire by its terms on September 21, 2014. The Employment Agreement is substantially similar to the Prior Agreement, except that certain adjustments were made to the severance amounts to better reflect market practices and Mr. Jaffe’s right to receive severance on a termination for good reason solely upon a change in control was eliminated.

The period of Mr. Jaffe’s employment under the Employment Agreement will be from the Effective Date through September 21, 2017 (the “End Date”), unless earlier terminated pursuant to the Employment Agreement. The Employment Agreement provides for an annual salary of $1,000,000 per year or such higher salary as may be determined by the Company’s board of directors or its compensation committee.

In the event that Mr. Jaffe’s employment is terminated prior to the End Date by the Company without cause or by Mr. Jaffe for good reason (a “Qualifying Termination”), other than upon or during the 24 months following a change in control, Mr. Jaffe will be entitled to receive an amount equal to two times his base salary paid in installments for a period of 24 months following the date of termination.

In the event that Mr. Jaffe incurs a Qualifying Termination upon or during the 24 months following a change in control, Mr. Jaffe will be entitled to receive an amount equal to two times the sum of his base salary and an amount equal to the aggregate incentive compensation paid to him for the two most recently completed seasons prior to the date of termination, paid in installments for a period of 24 months following the date of termination.

In the event that Mr. Jaffe incurs a Qualifying Termination at any time prior to the End Date (whether prior to, upon or during the 24 months following a change in control or in the absence of a change in control), Mr. Jaffe will be entitled to receive, subject to his timely election of COBRA, continued participation in the Company’s health and medical insurance plans at the active employee premium rate through the earlier of the period of Mr. Jaffe’s and/or his covered dependents eligibility for COBRA and Mr. Jaffe becoming eligible under the health and medical insurance coverage of a subsequent employer.

In the event that Mr. Jaffe incurs a Qualifying Termination, or his employment terminates by reason of his death or total disability at any time prior to the End Date (whether prior to, upon or during the 24 months following a change in control or in the absence of a change in control), Mr. Jaffe (or his designated beneficiary or his estate, as applicable) will be entitled to receive a pro rata portion of his incentive compensation for the season in which his employment is terminated based on actual results.

Consistent with the Prior Agreement, the Employment Agreement provides that for a period of one year following his death, Mr. Jaffe’s base salary will continue to be paid to his designated beneficiary or his estate and his covered dependents will be eligible to continued health and medical coverage under COBRA at the active employee rate. Consistent with the Prior Agreement, the Employment Agreement further provides that in the event of Mr. Jaffe’s termination by reason of his total disability, he will receive continued payment of his base salary for the longer of the period from the date of termination through the End Date and one year from the date of termination, and continued health and medical coverage under COBRA at the active employee rate through the earlier of such period, the period of Mr. Jaffe’s eligibility for COBRA and Mr. Jaffe becoming eligible under the health and medical insurance coverage of a subsequent employer.

The terms “cause”, “change in control”, “good reason” and “total disability” are defined in the Employment Agreement. Severance amounts payable under the Employment Agreement, except for amounts payable upon Mr. Jaffe’s death, will be subject to a possible six-month delay pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Employment Agreement provides that if Mr. Jaffe receives parachute payments that exceed his threshold amount under Section 280G of the Code, the amount will be cut-back to below the 280G threshold amount unless he would be better off receiving the full amount and paying the excise tax under Section 4999 of the Code. Consistent with the Prior Agreement, the Employment Agreement also contains non-competition and non-solicitation restrictions effective during the employment term and for one year thereafter as well as a perpetual non-disparagement restriction.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description

10.1	Employment Agreement between the Company and David Jaffe, dated March 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: March 6, 2014	By:	/s/ Dirk Montgomery
		Name:	Dirk Montgomery
		Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)